EXHIBIT 5.1
                                                                -----------

                               Opinion Re Legality

          [Letterhead of Witherspoon, Kelley, Davenport & Toole, P.S.]


                                December 21, 1998

     Sterling Financial Corporation
     111 North Wall Street
     Spokane, Washington 99201

     RE:  Registration Statement on Form S-8 of Sterling Financial
          Corporation

     Gentlemen:

     We have acted as counsel to Sterling Financial Corporation, a Washington corporation ("Sterling"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission ("Registration Statement") under the Securities Act of 1933, as amended, relating to shares of common stock, par value $1.00 per share (the "Common Stock") of Sterling which may be issued pursuant to the terms of the First Federal Savings and Loan Association of Montana 1992 Stock Option and Incentive Plan and the Sterling Financial Corporation 1998 Long-Term Incentive Plan (collectively the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be duly and validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                         Very truly yours,
                         WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S.

                         /s/ Witherspoon, Kelley, Davenport & Toole, P.S.

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